                                                                   Exhibit 10.29

                               OPERATING AGREEMENT
                                       OF
                   LIFE TIME, BSC LAND, DUPAGE HEALTH SERVICES
                      FITNESS CENTER--BLOOMINGDALE, L.L.C.

         This operating agreement (the "Agreement") is entered into this 1st day of December, 1999, by and between LIFE TIME FITNESS, Inc., a Minnesota corporation doing business as LIFE TIME FITNESS of Illinois ("LIFE TIME"), Bloomingdale Sports Center Land Company, an Illinois corporation ("BSCLand") and Central DuPage Health, an Illinois not for profit corporation or its wholly-owned Affiliate as nominee ("CD Health"). LIFE TIME, BSC Land and CD Health are sometimes hereafter collectively referred to as the "Parties" or singularly as a "Party".

         The Parties desire to set forth the terms and conditions of their Membership and the operations of the limited liability company and therefore agree as follows:

                                    RECITALS

         The Parties or their Affiliates have entered into a Letter of Intent dated May 7, 1999, setting forth the essential terms of their agreement to form a limited liability company. The limited liability company will be formed to develop, own and operate facilities that offer sports and fitness activities, along with all ancillary purposes thereto.

         Pursuant to the provisions of the Illinois Limited Company Act (the "Act") (805 ILCS 180/1-1 through 180/60-1), the Parties will cause Articles of Organization to be filed with the Illinois Secretary of State (the "Articles") establishing a limited liability company by the name of "LIFE TIME, BSC Land, Central DuPage Health Fitness Center--Bloomingdale, L.L.C." (the "Company").

         These recitals are incorporated as a material part of this Agreement.

                                    SECTION 1
                          THE LIMITED LIABILITY COMPANY

         1.1 Principal Place of Business. The principal place of business of the Company will be the Property's address in Bloomingdale, Illinois. All records of the Company will be maintained at its principal place of business or such other office as the Managers may designate.

         1.2 Term. The term of the Company will have begun on December 1, 1999 and will continue until the winding up and liquidation of the Company and its business is completed following a Liquidating Event, as provided in Section 11 hereof, or December 1, 2039, whichever is earlier.

         1.3 Purpose. The purpose of the Company is to be engaged in the business of developing, owning and operating facilities that offer sports and fitness activities, as well as all other purposes for which a limited liability company may be organized under the Act.

         1.4 Filings; Agent for Service of Process.

                  1.4.1 The Parties will cause the Articles to be filed in the office of the Secretary of State of Illinois in accordance with the provisions of the Act. The Managers will cause amendments to the Articles to be filed whenever required by the Act or by this Agreement. All such amendments must be authorized by Members owning two thirds or more of the Company's outstanding Units. The Managers will cause a certified copy of the Articles and any amendments thereto to be filed and recorded in the appropriate state or county offices of the state or states in which the Company does business.

                  1.4.2 The Managers will execute and cause to be filed an original or amended Articles and will take any and all other actions as may be reasonably necessary to perfect and maintain the status of the Company as a limited liability company or similar type of entity under the laws of any other states or jurisdictions in which the Company does business.

                  1.4.3 The Illinois registered agent will be Joseph C. Fenech, Esq., One Lincoln Centre, Suite 840, Oakbrook Terrace, Illinois 60181.

                  1.4.4 Upon the dissolution of the Company, the Managers (or, in the event there is no Manager, any Person elected pursuant to Section 11.2 hereof) will promptly execute and cause to be filed articles of dissolution in accordance with the Act and the laws of any other states or jurisdictions in which the Company does business.

         1.5 Definitions. Capitalized words and phrases used in this Agreement have the following meanings:

         (a) "Act" means the Illinois Limited Liability Company Act, as amended from time to time (or any corresponding provisions of succeeding law).

         (b) "Adjusted Capital Account Deficit" means, with respect to Members or any Member, the deficit balance, if any, in the Member's Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments:

                  (i) Credit to such Capital Account (1) any amounts which such Member is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulation Sections 1.704-2(g) and 1.704-2(i)(5) or any other provision of the Regulations, (2) the Member's share of Company Minimum Gain, if any, and (3) the Member's share of Member Minimum Gain, if any; and

                  (ii) Debit to such Capital Account the items described in Sections 1.704-1 (b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and
1.704-1(b)(2)(ii)(d)(6) of the Regulations.

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and will be interpreted consistently therewith.

         (c) "Adjusted Capital Contributions" means, as of any day, with respect to a Member, the Capital Contributions of such Member adjusted as follows:



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                  (i) Increased by the amount of any Company liabilities which are assumed by such Member or are secured by any Company Property distributed to such Member;

                  (ii) Increased by any amounts actually paid by such Member to any Company lender; and

                  (iii) Reduced by the amount of cash and the Gross Asset Value of any Company Property distributed to such Member and the amount of liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company.

In the event any Member transfers all or any portion of its Interest in accordance with the terms of this Agreement, its transferee will succeed to the Adjusted Capital Contribution of the transferor to the extent it relates to the transferred Interest.

         (d) "Affiliate" means, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by or under common control with such Person, (ii) any Person owning or controlling eighty percent (80%) or more of the profits or loss interests or the outstanding voting interests of such Person, (iii) any officer, director, general partner, manager or trustee of such Person, (iv) any Person who is an officer, director, general partner, manager, trustee, or holder of eighty percent (80%) or more of the profits or loss interests or the voting interests of any Person described in clauses (i) through
(iii) of this sentence, or (v) any Person who is an Affiliate of a Person described in clauses (i) through (iv) of this sentence.

         (e) "Agreement" or "Operating Agreement" means this Operating Agreement, as amended from time to time. Words such as "herein," "hereinafter" "hereof " "hereto," and "hereunder" refer to this Operating Agreement as a whole, unless the context otherwise requires.

         (f) "Capital Account" means, with respect to a Member, the Capital Account maintained for such Person in accordance with the following provisions:

                  (i) To each Person's Capital Account there will be credited such Person's Capital Contributions, such Person's distributive share of Profits and any items in the nature of income or gain which are specially allocated pursuant to Section 3.3 or Section 3.4 hereof, and the amount of any Company liabilities assumed by such Person or which are secured by any Property distributed to such Person.

                  (ii) To each Person's Capital Account there will be debited the amount of cash and the Gross Asset Value of any Property distributed to such Person pursuant to any provision of this Agreement, such Person's distributive share of Losses and any items in the nature of expenses or losses which are specially allocated pursuant to Section 3.3 or Section 3.4 hereof, and the amount of any liabilities of such Person assumed by the Company or which are secured by any property contributed by such Person to the Company.

                  (iii) In the event all or a portion of an Interest in the Company is transferred in accordance with the terms of this Agreement, the transferee will succeed to the Capital Account of the transferor to the extent it relates to the transferred Interest.


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                  (iv) In determining the amount of any liability for purposes of Sections 1.5(c)(i), 1.5(c)(iii), 1.5(f)(i), and 1.5(f)(ii) hereof, there will be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations
Section 1.704-1(b)(2)(iv), and will be interpreted and applied in a manner consistent with such Regulations. In the event the Managers will determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Company or the Members), are computed in order to comply with such Regulations, the Managers may make such modification, provided that it is not likely to have a material effect on the amounts distributable to any Person pursuant to Section 12 hereof upon the dissolution of the Company. The Managers also will (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of Company capital reflected on the Company's balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1 (b)(2)(iv)(g), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b).

         (g) "Capital Contributions" means, with respect to any Member, the amount of money and the Gross Asset Value of Property contributed to the Company with respect to the Interest in the Company held by such Person.

         (h) "Code" means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

         (i) "Company" means this limited liability company formed pursuant to this Agreement and the limited liability company continuing the business of the Company in the event of dissolution as herein provided.

         (j) "Company Minimum Gain" has the meaning of partnership minimum gain as set forth in Sections 1.704-2(b)(2) and 1.704-2(d) of the Regulations.

         (k) "Depreciation" means, for each fiscal year or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation will be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization, or other cost recovery deduction for such year is zero, Depreciation will be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Managers.

         (1) "Grand Opening Date" means the date that the Company first makes its Bloomingdale sports fitness facility available to the public.


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         (m) "Gross Asset Value" means, with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

                  (i) The Gross Asset Values of all Company assets will be adjusted to equal their respective gross fair market values, as determined by the Managers, as of the following times: (1) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (2) the distribution by the Company to a Member of more than a de minimis amount of Property as consideration for an Interest in the Company; and (3) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (1) and (2) above will be made only if the Managers reasonably determine that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

                  (ii) The Gross Asset Value of any Company asset distributed to any Member will be the gross fair market value of such asset on the date of distribution;

                  (iii) The Gross Asset Values of Company assets will be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) and Section 3.3.7 hereof, provided, however, that Gross Asset Values will not be adjusted pursuant to this Section 1.5(k)(iii) to the extent the Managers determine that an adjustment pursuant to Section 1.5(k)(i) hereof is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this Section 1.5(k)(iii); and

                  (iv) The initial Gross Asset Value of any asset contributed by a Member to the Company will be the fair market value of such asset as reasonably determined by the Managers.

If the Gross Asset Value of an asset has been determined or adjusted pursuant to
Section 1.5(k)(i) or Section 1.5(k)(iii) hereof, such Gross Asset Value will thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

         (n) "Interest" means an ownership interest in the Company, including any and all benefits to which the holder of such an Interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement.

         (o) "Managers" will mean the persons elected by the Members to serve as Company managers on the Management Committee (as defined in Section 6.1.5), or their successors in interest (as the case may be), as well as any additional person(s) admitted to the Company in the capacity of a Manager.

         (p) "Members" will mean those Parties signing this Agreement as Members and such other persons as may become Members from time to time by purchasing Units as Members or as successors in interest to an exiting Member subject to the restrictions and limitations set forth below.


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




         (q) "Member Minimum Gain" has the meaning ascribed to "partner nonrecourse debt minimum gain" as set forth in Section 1.704-2(i)(2) of the Regulations.

         (r) "Member Nonrecourse Debt" has the meaning ascribed to "partner nonrecourse debt" as set forth in Section 1.704-2(b)(4) of the Regulations.

         (s) "Member Nonrecourse Deductions" has the meaning ascribed to "partner nonrecourse deductions" as set forth in Section 1.704-2(i)(2) of the Regulations.

         (t) "Net Cash Flow" means the gross cash proceeds received from Company operations, from a sale or other disposition of Company Property, or from a refinancing of Company Property, including liquidation proceeds, less the portion thereof used to pay or establish cash reserves for all Company expenses, debt payments, capital improvements, replacements, and contingencies, all as determined by the Managers in accordance with Generally Accepted Accounting Principles ("GAAP"). "Net Cash Flow" will not be reduced by depreciation, amortization, cost recovery deductions, or similar non-cash charges or allowances, or the Minimum Guaranteed Payments payable to BSC Land and CD Health as set forth herein, but will be increased by any reductions of cash reserves previously established.

         (u) "Nonrecourse Deductions" has the meaning set forth in Section 1.704-2(b)(1) of the Regulations. The amount of Nonrecourse Deductions for a Company fiscal year will be determined in accordance with the provisions of
Section 1.704-2(c) of the Regulations.

         (v) "Nonrecourse Liability" has the meaning set forth in Section 1.704-2(b)(3) of the Regulations.

         (w) "Person" means any individual, partnership, corporation, trust, limited liability company or other entity.

         (x) "Profits and Losses" means, for each fiscal year or other period, an amount equal to the Company's taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) will be included in taxable income or loss), with the following adjustments:

                  (i) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this Section 1.5(w) will be added to such taxable income or loss;

                  (ii) Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this Section 1.5(w) will be subtracted from such taxable income or loss;

                  (iii) In the event the Gross Asset Value of any Company asset is adjusted pursuant to Section 1.5(k)(i) or Section 1.5(k)(iii) hereof, the amount of such adjustment will be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;


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                  (iv) Gain or loss resulting from any disposition of Property with respect to which gain or loss is recognized for federal income tax purposes will be computed by reference to the Gross Asset Value of the Property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

                  (v) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there will be taken into account Depreciation for such fiscal year or other period, computed in accordance with Section 1.5(k) hereof; and

                  (vi) Notwithstanding any other provision of this Section 1.5(w), any items which are specially allocated pursuant to Section 3.3 or
Section 3.4 hereof will not be taken into account in computing Profits or Losses.

         (y) "Property" means any real or personal property and will include both tangible and intangible property. Company Property will mean Property acquired by the Company.

         (z) "Regulations" means the Federal Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

         (aa) "Transfer" means, as a noun, any voluntary or involuntary transfer, sale, pledge, hypothecation, or other disposition and, as a verb, voluntarily or involuntarily to transfer, sell, pledge, hypothecate, or otherwise dispose of.

         (bb) "Units" means, with respect to each Member or permitted assignee, the interest of such Member or assignee in the Profits and Losses of the Company, expressed as a number of Units.

                                    SECTION 2
                         MEMBERS' CAPITAL CONTRIBUTIONS

         2.1 Capital Contributions; Issuance of Units. Each Party subscribes to contribute land and/or money to the Company as follows:

                  2.1.1 Land.

         BSC Land and CD Health each own an undivided fifty percent (50%) interest in approximately fifteen (15) acres of undivided land on Gary Avenue in Bloomingdale, Illinois (the "Land"), as more fully described in Exhibit A made a part hereof. The Land is valued at Three Million Three Hundred Nineteen Thousand One Hundred Forty-One 00/100 only Dollars ($3,319,141.00), which is compromised of Two Million Nine Hundred Twenty-Eight Thousand Three Hundred Eight 00/100 only Dollars ($2,928,308.00) for the purchase of the Land, and Three Hundred Ninety Thousand Eight Hundred Thirty-Three 00/100 only Dollars ($390,833.00) for carrying costs associated with the Land since its purchase in September, 1997, based on a 6% carrying factor (through 10/31/99). In addition, BSC Land and CD Health have sunk costs in the project of Three Hundred Forty-Eight Thousand Seven Hundred Fifty-Nine 00/100 only Dollars ($348,759.00) which is part of their capital contributions to the Company.


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         Therefore, the capital contribution of BSC Land is One Million Eight
Hundred Thirty-Three Thousand Nine Hundred Fifty 00/100 only Dollars ($1,833,950.00), and the capital contribution of CD Health is One Million Eight Hundred Thirty-three Thousand Nine Hundred Fifty 00/100 only Dollars ($1,833,950.00).

         Provided, however, that based upon the Binding Letter of Intent executed by the Parties, BSC Land and CD Health may be credited with sunk costs in the project of up to Four Hundred Thousand Dollars ($400,000.00). Accordingly, BSC Land and CD Health will be credited, in equal shares, for contributions to their capital accounts for any further sunk costs in the project above $348,759.00, but not to exceed $400,000.00 in any event. The Parties understand that such Land may require excavation and reclamation and they hereby agree to share equally in the costs of making the Land suitable for construction of the fitness facility.

                  2.1.2  Money.

         BSC Land will contribute money in an amount that equals two million dollars ($2,000,000) less the value of BSC Land's contribution of the Land. CD Health will contribute money in an amount that equals two million dollars ($2,000,000) less the value of CD Health' contribution of the Land. LIFE TIME will contribute money in an amount that equals two million dollars ($2,000,000) less one hundred sixty thousand dollars ($160,000) already paid by LIFE TIME for the facility architectural design. Each of the Parties has previously contributed Two Hundred Thousand Dollars ($200,000.00) to an escrow trust fund at Chicago Title and Trust Company, such amounts being a part of the monetary capital contribution as required herein. The Parties expressly understand and agree that all activities of LIFE TIME's personnel and all of LIFE TIME's corporate resources utilized in development of the project contemplated by this Agreement (with the exception of any construction contract which may be negotiated between the Parties) are included in the "overhead cost recovery charge" in the Management Agreement (as defined in Section 6.1.6 hereof) between the Parties and not otherwise credited to LIFE TIME's financial contribution to capitalization of the project.

                  2.1.3  Issuance of Units.

         In exchange for the foregoing capital contributions, the Company will issue one million two hundred thousand (1,200,000) Member Units as follows:

                                                Member
                                                Units
                                                ------

        BSC Land                                400,000

        CD Health                               400,000

        LIFE TIME                               400,000

         2.2 Liability for Contributions. Except as otherwise provided by this Agreement, no Member will be liable for the debts, liabilities, contracts or any other obligations of the Company. Except as otherwise provided by this Agreement, any other agreements among the Members, or applicable state law, a Member will be liable only to make its Capital Contributions


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         and will not be required to lend any funds to the Company or, after its
Capital Contributions have been paid, to make any additional contributions to the Company. No Manager will have any personal liability for the payment or repayment of any Capital Contributions of any Member.

                                    SECTION 3
                                   ALLOCATIONS

         3.1 Allocation of Profits and Losses.

                  3.1.1 Profits. Subject to Section 3.2 below and after giving effect to the special allocations set forth in Sections 3.3 and 3.4 hereof, Profits will be allocated in an amount up to the Net Cash Flow for the year in proportion to the Net Cash Flow distributed to each Member for such year. Any remaining profits will be allocated to the Members in proportion to their Units.

                  3.1.2 Losses. Losses in an amount up to the amount of Nonrecourse Deductions for the year will be allocated among the Members in proportion to their Units. Any remaining losses will be allocated to those Members providing capital, guaranteeing Company debt or lending funds to the Company first in proportion to the capital provided, to the extent such amounts have not previously been offset by losses allocated pursuant to this provision, and then in proportion to such debt guaranteed or loans made. Losses shall not be allocated to a Member if the allocation creates a deficient Capital Account unless no member has a positive Capital Account.

         3.2 Allocation of Liquidating Profits or Losses. Any Profits or Losses from a Liquidating Event (as defined in Section 12) will be allocated among each Member in a manner so that the Capital Account of each such Member is in proportion to their Units.

         3.3 Special Allocations. The following special allocations will be made in the following order:

                  3.3.1 Minimum Gain Chargeback. Notwithstanding any other provision of this Section 3, if there is a net decrease in Company Minimum Gain during any Company fiscal year, each Member will be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in accordance with Section 1.704-2(f) of the Regulations. This Section 3.3.1 is intended to comply with the minimum gain chargeback requirement in such Section of the Regulations and will be interpreted consistently therewith. To the extent permitted by such Section of the Regulations and for purposes of this Section
3.3.1 only, each Person's Adjusted Capital Account Deficit will be determined prior to any other allocations pursuant to this Section 3.3.1 with respect to such fiscal year and without regard to any net decrease in Member Minimum Gain during such fiscal year.

                  3.3.2 Member Minimum Gain Chargeback. Notwithstanding any other provision of this Section 3 except Section 3.3.1, if there is a net decrease in Member Minimum Gain attributable to a Member Nonrecourse Debt during any Company fiscal year, each Member who has a share of the Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with
Section 1.704-2(i)(5) of the Regulations, will be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years)


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in accordance with Section 1.704-2(i)(4) of the Regulations. This Section 3.3.2
is intended to comply with the minimum gain chargeback requirement in such Section of the Regulations and will be interpreted consistently therewith. Solely for purposes of this Section 3.3.2, each Person's Adjusted Capital Account Deficit will be determined prior to any other allocations pursuant to this Section 3 with respect to such fiscal year, other than allocations pursuant to Section 3.4 hereof.

                  3.3.3 Gross Income Allocation. In the event any Member has a deficit Capital Account at the end of any Company fiscal year which is in excess of the sum of (i) the amount such Member is obligated to restore pursuant to any provision of this Agreement and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g) and 1.704-2(i)(5), each such Member will be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 3.3.3 will be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Section 3 have been made as if Section 3.3.4 hereof and this Section
3.3.3 were not in the Agreement.

                  3.3.4 Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Section 1.704-1(b)(2)(ii)(d)(4), Section 1.704-1(b)(2)(ii)(d)(5), or Section
1.704-1(b)(2)(ii)(d)(6) of the Regulations, items of Company income and gain will be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible, provided that an allocation pursuant to this Section 3.3.4 will be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Section 3 have been tentatively made as if this
Section 3.3.4 were not in the Agreement. This provision is intended to comply with the qualified income offset requirement contained in Section 1.704-1(b)(2)(ii)(d)(3) of the Regulations and will be construed in accordance with the provisions thereof.

                  3.3.5 Nonrecourse Deductions. Nonrecourse Deductions for any fiscal year or other period will be specially allocated to the Members in proportion to their respective Units.

                  3.3.6 Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any fiscal year or other period will be specially allocated to the Member, if any, who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i).

                  3.3.7 Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts will be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss will be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Regulations.


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




                  3.3.8 Disallowed Deductions. In the event that any amounts paid or payable to any Member or any Affiliate which the Company deducted or intended to deduct are disallowed as deductions for Federal income tax purposes (or it is determined that such amounts are no longer allowable as deductions),
(i) the amounts thus disallowed or no longer allowable will be allocated to the Member which received them (or whose Affiliate received them) as income, and
(ii) notwithstanding any provision herein to the contrary, the balance of the redetermined income or loss of the Company for the taxable year in question will, to the extent permitted by law, be allocated among the Members to obtain the same allocation of Company income or loss (after giving effect to the income allocated pursuant to clause (i) hereof) as would have been obtained for such taxable year if the amounts thus disallowed or no longer allowable had been proper deductions by the Company. In particular, but not by way of limitation, this subsection will apply to any fees and interest (including contingent interest) payable by the Company, all of which the Members intend to be expenses of the Company rather than distributions to Members.

         3.4 Curative Allocations. The allocations set forth in Sections 3.3.1, 3.3.2, 3.3.3, 3.3.4, 3.3.5 and 3.3.6 (the "Regulatory Allocations") are intended to comply with certain requirements of the Regulations promulgated under Section 704(b)(2) of the Code. Notwithstanding any other provision of Section 3.1 or
Section 3.3 (other than the Regulatory Allocations), all remaining items of income, gain, loss and deduction will be allocated among the Members so that, when combined with the Regulatory Allocations, the net allocations of Profit and Loss will, to the greatest extent possible, be equal to the net allocations that would have been made pursuant to Section 3.1 and Section 3.3 hereof had no such Regulatory Allocations been required. Notwithstanding the preceding sentence, the special allocation of Member Nonrecourse Deductions pursuant to Section
3.3.6. will not be taken into account until and only to the extent that there is a net decrease in Member Minimum Gain.

         3.5 Other Allocation Rules.

                  3.5.1 For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items will be determined on a daily, monthly, or other basis, as determined by the Managers using any permissible method under Code Section 706 and the Regulations thereunder.

                  3.5.2 All allocations of Profits to the Members pursuant to this Section 3 will, except as otherwise provided, be made in proportion to the Net Cash Flow distributed to such Members pursuant to Section 4.

                  3.5.3 Except as otherwise provided in this Agreement, all items of Company income, gain, loss, deduction, and any other allocations not otherwise provided for will be divided among the Members in the same proportions as they share Profits or Losses, as the case may be, for the fiscal year.

                  3.5.4 Solely for purposes of determining a Member's proportionate share of the "excess nonrecourse liabilities" of the Company within the meaning of Regulations Section 1.752-3(a)(3), the Members' interests in Company profits are in proportion to their respective Units.

                  3.5.5 To the extent permitted by Sections 1.704-2(h) and 1.704-2(i)(6) of the Regulations, the Managers will endeavor to treat distributions of Net Cash Flow as having been made from the proceeds of a Nonrecourse Liability or a Member Nonrecourse Debt only to the extent that such distributions would cause or increase an Adjusted Capital Account Deficit for any Member.

         3.6 Tax Allocations: Code Section 704(c). In accordance with Code
Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company will, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value.

                  3.6.1 In the event the Gross Asset Value of any Company asset is adjusted pursuant to Section 1.5(k)(i) hereof, subsequent allocations of income, gain, loss, and deduction with respect to such asset will take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder.

                  3.6.2 Any elections or other decisions relating to such allocations will be made by the Managers in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this
Section 3.6 are solely for purposes of federal, state, and local taxes and will not affect, or in any way be taken into account in computing, any Person's Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.

                                    SECTION 4
                                  DISTRIBUTIONS

         4.1 Net Cash Flow. Subject to Section 12 hereof, Net Cash Flow will be distributed, if at all, at least annually within ninety (90) days following the end of each fiscal year, to the Members in proportion to their Units; provided, however, that prior to distributing the Net Cash Flow to all Members for the year most recently ended, LIFE TIME shall be entitled to distributions of such Net Cash Flow, to the extent such Net Cash Flow exists to make such distributions, in the following amounts: (i) an amount equal to one-half (1/2) of the aggregate guaranteed payments received by each of BSC Land and CD Health, pursuant to Section 5.1, during such year; (ii) to the extent that in any prior year, or years as the case may be, Net Cash Flow for such year(s) was not sufficient to satisfy the obligation of the Company to LIFE TIME for item (i) above for such year(s), an amount sufficient to satisfy the accumulated obligations of the Company to LIFE TIME for such distributions; and (iii) an amount sufficient to satisfy any "truing up" payments due to LIFE TIME pursuant to Section 5.3. To the extent that LIFE TIME is due and receives any "truing up" distributions pursuant to item (iii) above, such distributions shall not act to reduce the Capital Account of LIFE TIME.

         4.2 Tax Distributions. Subject to the Company having cash available (excluding cash reserves which the Managers deem reasonably necessary in the circumstances) the Managers will distribute, not later than thirty (30) days after the end of each of the Company's fiscal quarters, Net Cash Flow to the Members in an amount equal to the estimated amount of taxable income or gain that is allocated to such Member for federal income tax purposes for such quarter (or portion thereof) net of accrued losses available to such Member multiplied by a rate reasonably selected by the Managers as the effective combined rate of federal and state income tax applicable to such income or gain in the hands of a corporate taxpayer.

         4.3 Amounts Withheld. All amounts withheld pursuant to the Code or any provision of any state or local tax law with respect to any payment or distribution to the Company or the Members will be treated as amounts distributed to the Members pursuant to this Section 4 for all purposes under this Agreement. The Managers may allocate any such amounts among the Members in any manner that is in accordance with applicable law.

         4.4 Dispositions. Whenever this Agreement will refer to Property which has been sold, it will be deemed to include the sale, exchange, condemnation, casualty proceeds in excess of those needed to rehabilitate, reconstruct or repair the Property, or other disposition (whether voluntary or involuntary) of all or any part of such Property.

                                    SECTION 5
                    GUARANTEED MINIMUM MONTHLY CASH PAYMENTS

         5.1 The Company will provide guaranteed minimum monthly cash payments to BSC Land and CD Health. Beginning on the first day of the 13th month after the Grand Opening date and continuing through the last day of the 24th month, the guaranteed minimum monthly cash payments to BSC Land will be twenty eight thousand one hundred fourteen dollars ($28,114) and to CD Health will be twenty eight thousand one hundred fourteen dollars ($28,114). Beginning on the first day of the 25th month and continuing as long as the Company owns the Bloomingdale facility and operates it as a health club or similar facility, the guaranteed minimum monthly cash payment to BSC Land will be fifty five thousand seven hundred eighty four dollars ($55,784) and to CD Health will be fifty five thousand seven hundred eighty four dollars ($55,784). The guaranteed minimum monthly cash payments, or a portion of those payments, will be considered distributions of Net Cash Flow to the extent that those payments, or a portion of those payments, equals the pro-rata portion of the Net Cash Flow for BSC Land and CD Health.

         5.2 All guaranteed minimum monthly cash payments will be due on the first business day of the following month.

         5.3 "Truing Up". On an annual basis, in connection with the distribution of any Net Cash Flow to the Members pursuant to Section 4.1, the Company will first determine whether or not a "truing up" must occur. A "truing up" will occur if the cumulative guaranteed payments made by LIFE TIME pursuant to Section 5.4 exceed the cumulative Net Cash Flow distributions received by LIFE TIME pursuant to Section 4.1. In such case, LIFE TIME shall be entitled to receive a distribution of the Net Cash Flow until the point at which the cumulative Net Cash Flow received by LIFE TIME equals or exceeds the cumulative guaranteed payments made by LIFE TIME. If, at any time after two (2) years from the date of this Agreement, the cumulative Net Cash Flow received by LIFE TIME equals or exceeds the cumulative guaranteed payments made by LIFE TIME pursuant to Section 5.4, "truing up" payments shall no longer be made. Language in this
Section 5.3 notwithstanding, the guaranteed minimum monthly cash payment obligation of LIFE TIME shall not be offset by any previous financial performance of the property above anticipated results.

         5.4 LIFE TIME guarantees the minimum monthly cash payments due to BSC Land and CD Health under this Section 5. In the event that the Company fails to make the guaranteed minimum monthly cash payments to BSC Land or CD Health as required by this Section 5, LIFE TIME will make those payments. In the event that the Company fails to make the guaranteed minimum monthly cash payments to BSC Land or CD Health in the amounts required by this section, LIFE TIME will make payments to BSC Land and CD Health that are equal to the difference in the amounts that should have been paid and the amounts that were actually paid to BSC Land and CD Health, respectively.

         5.5 LIFE TIME agrees to pledge its units in the Company to BSC Land and CD Health as security for satisfaction of the guaranteed minimum monthly cash payments to BSC Land and CD Health. LIFE TIME will grant BSC Land and CD Health security interests in LIFE TIME's Units in and distributions from the Company. The security interests in LIFE TIME's Units in and distributions from the Company will be subject to the following terms and conditions:

                  (a) the security interest will be subject to reasonable notice, cure and redemption provisions, not to exceed 60 days, but these provisions will not apply where LIFE TIME files or is forced into bankruptcy or makes an assignment for the benefit of creditors;

                  (b) the security interest will not preclude LIFE TIME from receiving distributions from the Company under Section 4 of this Agreement so long as LIFE TIME is not in default of any provision of this Agreement; and

                  (c) the security interest will be released on sale of the Bloomingdale facility by the Company.

         5.6 Any guarantee payments made by LIFE TIME to BSC Land and CD Health hereunder shall not be considered as contributions to capital by LIFE TIME, nor as a debt due from the Company to LIFE TIME, nor as adjustments under subparagraph 1.5(f)(ii) herein.

                                    SECTION 6
                                   MANAGEMENT

         6.1 Management and Control of the Business of the Company.

                  6.1.1 Subject to the limitations set forth in this Agreement, including but not limited to Section 6.2 and 6.3 hereof, the Managers have the authority to manage the operations and affairs of the Company and to make decisions regarding the business of the Company. Pursuant to the foregoing, and except as otherwise provided in this Agreement, it is understood and agreed that the Managers will have all of the rights and powers of managers as provided in the Act (or any successor act) and as otherwise provided by law, and any action taken by a Manager will constitute the act of and serve to bind the Company. It is further understood and agreed that, subject to the limitations set forth in this Agreement and unless otherwise specified in writing by the Managers, any authorized member, manager or officer of the Managers may act for and in the name of such Manager in the exercise by such Manager of any of its rights and powers hereunder.

                  6.1.2 The Managers will be solely responsible for the management of Company operations and performing or overseeing the performance of all acts needed to carry on the Company's business. Their responsibilities will include, without limitation, oversight of the Company's acquisition, operation and maintenance of the Company property and management of Company operations, development approval and adjustments to the Company's budget, the maintenance of financial and tax accounting records, preparation and filing of tax and securities laws reports, dissemination and receipt of communications with the Members, dissemination of distributions, and establishment, management and investment of working capital and other cash reserves. The Managers will have the power and authority to execute, without the joinder of any other Member, instruments evidencing matters approved of in accordance with the terms of this Agreement.

                  6.1.3 Subject to the approvals, limitations and any specific delegation of authority to the contrary set forth in this Agreement, the Managers are hereby granted the right, power and authority to do on behalf of the Company all things which, in its sole judgment, are necessary, proper or desirable to carry out the aforementioned duties and responsibilities. Such right, power and authority will include, but not be limited to, the right, power and authority to:

                           (a) care for and distribute funds to the Members by
way of cash, income, return of capital, or otherwise, all in accordance with the provisions of this Agreement;

                           (b) contract on behalf of the Company for the
employment and services of employees and/or independent contractors, and delegate to such Persons the duty to manage or supervise any of the assets or operations of the Company; provided, however, such delegation will not in any way relieve the Managers of their duties and obligations hereunder;

                           (c) execute any and all contracts, documents,
certifications and instruments necessary or convenient in connection with the day to day management, maintenance, and operation of Company Property, or in connection with managing the affairs of the Company;

                           (d) pursuant to advice by tax counsel to the Company,
make any and all elections for federal, state, and local tax purposes including, without limitation, any election, if permitted by applicable law: (i) to adjust the basis of Property pursuant to Code Section 754, 734(b), and 743(b), comparable provisions of state or local law, in connection with transfers of Company interests and Company distributions; (ii) to extend the statute of limitations for assessment of tax deficiencies against the Members with respect to adjustments to the Company's federal, state, or local tax returns; and (iii) to represent the Company and the Members before taxing authorities or courts of competent jurisdiction in tax matters affecting the Company and the Members in their capacities as Members, and to execute any agreements or other documents relating to or affecting such tax matters, excluding agreements or other documents that irrevocably bind the Members with respect to such tax matters or otherwise affect the rights of the Company and the Members (which agreements or documents will be subject to the provisions of Section 5.2 below). LIFE TIME will act as the "Tax Matters Member" under the Code and in any similar capacity under state or local law.

                  6.1.4 The specification in this Section 6.1 of actions which the Managers are authorized to take will in no way be construed as a limitation on the authority of the Managers to manage the Company and to take all actions necessary therefor (including the execution of the Management Agreement specified in Section 6.1.6), and the Managers may take such other actions as they deem necessary, other than those actions specified in Section 6.2 or
Section 6.3 requiring specific approval of the Members, as the Managers deem appropriate without the approval of such other Members.

                  6.1.5 The Members will establish a Management Committee that will consist of six (6) Managers. Each Member will each elect two (2) Managers to serve on the Management Committee. Each member of the Management Committee will serve for a two (2) year term but may be re-elected without limitation. Each Member will have the sole and exclusive power to remove and replace the Managers it elects to the Management Committee. To the extent that a Member shall transfer all or a portion of its interest in accordance with this Agreement successors to the Member's interest shall vote as a class to elect the two (2) Managers associated with the interest. The Management Committee will be responsible for managing the Company's day to day affairs and may reasonably delegate the performance of necessary duties to LIFE TIME FITNESS as Manager by means of a Management Agreement (as defined in Section 6.1.6), including but not limited to writing checks, hiring employees, entering into contracts, reviewing and approving the Company's annual operating and capital budgets, reviewing and approving all significant leases, reviewing and approving membership products and sales practices, and other routine matters, with the signature authority and within the dollar limitations set forth by the Managers from time to time. Such Management Agreement will be substantially in the form as attached hereto as Exhibit A and made a part hereof. The Management Committee will meet at least once per year and more often if requested by Members owning one-third (1/3) or more of the Company's outstanding Units.

At an annual meeting, the Management Committee will review the performance of key management staff and will decide whether to continue their employment. For specific and egregious cause, any Member may call a special meeting of the Management Committee to discuss a serious performance issue involving a key management staff member.

In the event of a deadlock between the Managers on the Management Committee, the Management Committee will submit the matter in dispute to binding arbitration pursuant to the rules of the American Arbitration Association. If the Management Committee cannot agree upon an arbitrator, the dispute resolution firm Endispute will act as arbitrator.

If the Management Committee submits more than two (2) matters to binding arbitration in any twelve (12) month period, the Managers together will select one (1) additional person (which person will be independent and unrelated to each Member, each Manager, the Company and their Affiliates) to serve on the Management Committee for one (1) year (and such additional terms as the Managers may determine) for the purposes of avoiding all future Management Committee deadlocks. Removal of the mutually selected committee person will require the consent of all

Managers. If the mutually selected person withdraws or fails to serve on the Management Committee for any reason, the Managers together will mutually select his or her replacement.

                  6.1.6 LIFE TIME will render management, administrative and related services to the Company under a management agreement (the "Management Agreement") entered into simultaneously with this Agreement. The Company will not pay a management fee to LIFE TIME. Under the terms of the Management Agreement, the Company will pay LIFE TIME an overhead cost recovery charge not to exceed nine percent (9%) of net revenues and equal to the lowest rate charged to any LIFE TIME FITNESS facility; it being acknowledged and agreed that Manager will use its best efforts to minimize general and administrative overhead expenses and will not treat such expenses as a profit center. Upon request by any Member, LIFE TIME will provide detailed information about the costs included in the overhead calculation and will make that information available for audit. LIFE TIME will provide its goods, merchandise, programs and services to the Company at the lesser of: (a) the acquisition cost of goods and services; or (b) the most favorable terms as it provides them to other LIFE TIME FITNESS facilities. The Company may review LIFE TIME's performance from time to time and make recommendations for changes in the manner in which such management, administrative and related are being provided. If LIFE TIME's interest in the Company is transferred under Section 10.2 of this Agreement, the contract described in this Section 6.1.6 will be suspended unless all of the Members agree to reinstate the contract.

         6.2 Member Approval Required. Notwithstanding any provisions in Section
6.1 above to the contrary, the following actions or activities must be approved by all of the Members:

                  6.2.1 purchase, finance, improve, construct, own, grant options with respect to, sell, convey, assign, mortgage, and lease any Property (said Property with a fair market value of fifty thousand dollars ($50,000) or more) necessary, convenient, or incidental to the accomplishment of the purposes of the Company. For purposes of this Section, the fifty thousand dollar ($50,000) amount set forth above will change in January of each year by a percentage equal to the percentage change in the CPI, U.S. city average for all urban consumers, published each January by the Bureau of Labor Statistics, U.S. Department of Labor, utilizing the January, 1999 CPI as the base year;

                  6.2.2 borrow money in excess of fifty thousand dollars ($50,000.00) and issue evidences of indebtedness necessary, convenient, or incidental to the accomplishment of the purposes of the Company;

                  6.2.3 execute, in furtherance of any or all of the purposes of the Company, any deed, lease, mortgage, deed of trust, mortgage note, promissory note, bill of sale, contract, or other instrument purporting to convey or encumber all or substantially all of the Company Property;

                  6.2.4 prepay in whole or in part, refinance, recast, increase, modify, or extend any liabilities affecting the Company Property and in connection therewith execute any extensions or renewals of encumbrances on any or all of the Company Property;

                  6.2.5 institute, prosecute, defend, settle, compromise, and dismiss lawsuits or other judicial or administrative proceedings brought on or in behalf of, or against, the Company or the Members in connection with activities arising out of, connected with, or incidental to this Agreement, and to engage counsel or others in connection therewith, if said lawsuit or other judicial or administrative proceeding has a proposed award or damage claim of fifty thousand dollars ($50,000) or more. For purposes of this Section, the fifty thousand dollar ($50,000) amount will change in January of each year by a percentage equal to the percentage change in the CPI, U.S. city average for all urban consumers, published each January by the Bureau of Labor Statistics, U.S. Department of Labor, utilizing the January, 1999 CPI as the base year;

                  6.2.6 approve the Company's annual strategic plan;

                  6.2.7 negotiate, approve and execute any and all managed care plans, provider agreements or similar contracts;

                  6.2.8 issue any Units, Interests or other interests in the Company that would in any way reduce, dilute or alter the existing Members' Interests in the Company;

                  6.2.9 adopt any Assumed Name under which the Company will do business; and

                  6.2.10 change the amount of the guaranteed minimum monthly cash payment as set forth in Section 5 herein.

         6.3 Restrictions on Authority.

                  6.3.1 Without the unanimous consent of all Parties, no Manager or Member will have the authority to:

                           (a) do any act in contravention of this Agreement;

                           (b) do any act which would make it impossible to
carry on the ordinary business of the Company, except as otherwise provided in this Agreement;

                           (c) confess a judgment against the Company;

                           (d) possess Company Property, or assign rights in
specific Company Property, for other than a Company purpose; or

                           (e) knowingly perform any act that would subject any
Members or Member to personal liability beyond their Capital Contributions in any jurisdiction.

                  6.3.2 Any Member or Manager who acts beyond the scope of the authority granted by this Agreement will, in addition to any other remedy available to the Company or the other Members, be liable in damages to the Company and each other Member for any loss or damages that they may incur or suffer as a consequence of such act.

         6.4 Right to Rely on the Managers. Persons dealing with the Company are entitled to rely conclusively on the power and authority of the Managers and the limitations thereon as set forth in this Agreement. In no event will any Person dealing with the Managers with respect to any business or property of the Company be obligated to ascertain that the terms of this Agreement have been complied with, or be obligated to inquire into the necessity or expedience of any act of the Managers.

Every contract, agreement, lease, deed, promissory note, deed of trust, mortgage, security agreement, financing statement, or other instrument or document executed by the Managers with respect to any business or property of the Company will be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that: (i) at the time of the execution and delivery thereof, this Agreement was in full force and effect, (ii) such instrument or document was duly executed in accordance with the terms and provisions of this Agreement and is binding upon the Company, and (iii) the Managers were duly authorized and empowered to execute and deliver any and every such instrument or document for and on behalf of the Company.

         6.5 Time Devoted to Company. The Managers will be under a fiduciary duty to conduct the affairs of the Company in the best interests of the Company and of the Members, including the safekeeping and use of all Company Property and the use thereof for the exclusive benefit of the Company, and shall devote reasonable time to that end.

         6.6 Indemnification of the Managers.

                  6.6.1 The Company, its receiver, or its trustee will indemnify to the maximum extent permitted by law, save harmless, and pay all judgments, claims and expense, including attorneys' fees (which will be paid as incurred), a Manager incurs relating to any (1) liability or damage incurred by reason of any act performed or omitted to be performed by the Manager in connection with the Company's business; (2) liability under federal and state securities laws (including the Securities Act of 1933, as amended); (3) liability resulting from an action by a Member against the Manager, including a Company derivative suit, and (4) liability of the Manager who, for the benefit of the Company, makes any deposit, acquires any option, or makes any other similar payment or assumes any obligation in connection with any Property proposed to be acquired by the Company and who suffers any financial loss as the result of such action.

                  6.6.2 Notwithstanding the provisions of Section 6.6.1 above,
(a) the indemnification of a Manager will be limited to the assets of the Company, and (b) the Manager will not be indemnified from any liability for fraud, bad faith, willful misconduct, or gross negligence if such liability has been determined by a court of competent jurisdiction.

                  6.6.3 For purposes of this Section 6.6 only, the reference to "Managers" will also refer to the Managers' managers, members, Members, directors, officers, employees, agents and any Person who controls a Manager.

         6.7 Loans to the Company. Any Person may, with the consent of the Managers, lend or advance money to the Company. If any Member will make any loan or loans to the Company or advance money on its behalf, the amount of any such loan or advance will not be treated as a Capital Contribution but will be a debt due from the Company. The amount of any such loan or advance by a lending Member will be repayable out of the Company's cash flow and will bear interest at such a rate as the Managers and the lending Member will agree. However, the rate of interest will be determined by the Managers taking into consideration, without limitation, prevailing interest rates and the interest rates the Company would be required to pay in the event the Company had borrowed funds from a third-party lender (the "Prevailing Rates"); provided, however, such rate of interest will not exceed an annual rate of two percent (2%) plus the so called prime rate. For purposes of this Section, the prime rate will be the prime rate or reference rate announced quarterly by Bank One, Chicago, Illinois (or its successor as the case may be). If the prime rate is not announced or is unavailable, the prime rate of Harris Bank & Trust, Chicago, Illinois as announced quarterly, will be the prime rate. Nothing in this Section
6.7 will prohibit a Member or Affiliate from lending funds to the Company at an interest rate less than the prime rate or Prevailing Rates.

In the event that a Manager is the lending Member, then the Manager will notify the Members who will have a period of ten (10) days after such notice in which to elect to make such loans in lieu of the Manager or to participate with the Manager in the making of any such loans. None of the Members will be obligated to make any loan or advance to the Company.

         6.8 Operating Capital. All Company Property in the form of cash will be deposited in one or more accounts maintained in such financial institutions as the Managers will determine or will be invested in short term liquid securities including, but not limited to, short term U.S. Treasury obligations and short term certificates of deposit and similar investment vehicles offered by a United States bank or banks which are "adequately capitalized" (as defined by regulations adopted by the Federal Reserve), or will be left in escrow and withdrawals will be made only in the regular course of Company business on such signature or signatures as the Managers may determine from time to time.

         6.9 Transactions with the Managers or the Managers' Affiliates. The Company will not enter into any transaction or contract with a Manager or an Affiliate of a Manager unless such transaction is in the ordinary course of business and on terms and conditions that would apply in an arm's length, similar transaction or contract with a Person who is not a Manager or its Affiliate.

         6.10 Insurance. The Company will obtain insurance in the following coverages (or such greater amounts as the Managers may decide) and amounts which insurance will (1) include coverage for the Managers' directors, officers, employees and other agents rendering services to or involved in any way in Company business, and (2) name the Members and the Partnership as additional insureds:

                  6.10.1 general liability - not less than $10,000,000 combined single limit per occurrence for bodily injury, personal injury and property damage. The general aggregate will be twice the required occurrence limit.

                  6.10.2 workers' compensation and employers' liability - not less than the limits required by the labor code of the state of Illinois and employer's liability limits of $5,000,000 per accident.

                  6.10.3 automobile liability - not less than $5,000,000 combined single limit per accident for bodily injury and property damage.

         6.11 Construction of the Bloomingdale Sports Fitness Facility. The Company's construction of the Bloomingdale sports fitness facility at the HealthTrack site on Gary Avenue will be subject to the following additional terms and conditions:

                  6.11.1 The construction of the Bloomingdale sports fitness facility will conform to the elevations and interior layouts that have already been reviewed and approved by all of the Parties, and:

                           (a) Subject to timely execution of the pertinent agreements and resolution of the soil contamination problem on the Land, construction will start on the facility as soon as reasonably possible, but in no event later that March 1, 2000; and

                           (b) Construction of the facility will be completed as expediently as possible, but in no event later than December 31, 2001.

                  6.11.2 Any Member may request that the Company solicit competitive bids for the construction of a sports fitness facility. In such case, the Company will award the construction contract to the most reasonable bidder, taking into account all factors.

                  6.11.3 All Members will provide full disclosure to the other Members of any potential conflict of interest with respect to the construction of the Bloomingdale sports fitness facility.

                  6.11.4 The construction of the Bloomingdale sports fitness facility will include rehabilitation space that the Company will lease to CD Health's Affiliate on favorable terms. The design of the rehabilitation space will be subject to CD Health's Affiliate's approval. The Company will offer reasonable discounted membership rates to patients of CD Health's Affiliate's rehabilitation services. There will be no entry or admission fee to the facility for patients wishing to use the rehabilitation services only. The layout of the rehabilitation space is attached hereto as Exhibit B and made a part hereof.

                  6.11.5 The Property shall be identified as a LIFE TIME FITNESS Club. Suitable signage shall be made available to CD Health with respect to its rehabilitation services on the Property.

                  6.11.6 All activities of LIFE TIME personnel and corporate resources utilized in development of the fitness facility contemplated by the Parties, except as may be set forth in a construction contract between the Parties, are a part of the "overhead cost recovery" as set forth in the Company Management Agreement.

                                    SECTION 7
                                 ROLE OF MEMBERS

         7.1 General. Except as otherwise provided by this Agreement, each Member will have all of the rights, and be afforded the status of a Member as set forth in the Act. Except as otherwise provided by this Agreement, a Member may not grant a security interest in its Company Interest or in any distributions made or to be made hereunder to or on behalf of such Member. The Company may provide a security interest to its lenders, allocated, at the Members' option, to their respective ownership interests individually (a trifurcated "stand alone" security interest protocol) and LIFE TIME may also provide a security interest in LIFE TIME's ownership in the Company to LIFE TIME's lenders which shall be subordinate to the security interest granted to the Company's lenders and to CDHealth and BSC Land.

         7.2 Limitation on Liability. Anything to the contrary herein expressed or implied notwithstanding, no Member, as such, will be personally liable for any of the debts or obligations of the Company or any of the losses thereof in excess of such Member's share of Company assets, the Capital Contribution which such Member has made or is obligated to make to the Company, such Member's share of the Company's undistributed income and gains; and the amount of any portion of such Capital Contribution returned to it, and for wrongful distributions received by it, to the extent set forth in the Act. The liability of any assignee of a Member will be the same as that of a Member as provided above.

         7.3 No Management Responsibility. No Member, in such capacity, will:
(i) take part in the control or management of the business of, or transact any business of, the Company or act as agent for the Company; or (ii) have the power to sign documents for or otherwise bind the Company. Except as otherwise specifically provided herein, all authority to act on behalf of the Company is vested in the Managers.

         7.4 Rights and Powers. The Members (and their Affiliates) may, notwithstanding this Agreement, engage in whatever activities they choose, unless the same is competitive with the Company, without having or incurring any obligation to offer any interest in such activities to the Company. However, except as otherwise set forth in Section 6 and this Section 7 and the Management Agreement, no Member will have any right or power to take part in the management or control of the Company or its business and affairs or to act for or bind the Company in any way.

         7.5 Confidential Information; Non-disclosure. During the term of this Agreement and thereafter, no Member will, without the prior written consent of the Company's Members owning at least eighty percent (80%) of the outstanding Units of the Company (other than the Units owned by the requesting Member), directly or indirectly disclose to any individual, corporation or other entity (other than the Company, or any Affiliate thereof, or its Members, managers or agents entitled to such information) or use for its own or another's benefit, any Confidential Information, whether or not reduced to writing or other tangible form. For purposes of this Agreement, Confidential Information will mean that information which (i) is not generally known to the public or in the industry, (ii) has been treated by the Company as confidential or proprietary,
(iii) is of competitive advantage to the Company, the confidentiality of which the Company has a legally protectable interest, and (iv) which information was generated by and at the cost of the Company. Provided, a Member may disclose Confidential Information to third parties which agree to be bound by this Confidentiality provision and are not competitors of any of the Members.

         7.6 Non-Compete Restrictive Covenant. Except as otherwise provided in this Section 7.6, during the term of this Agreement and for five (5) years following a termination of a Member's Interest in the Company for any reason (other than the Company's dissolution pursuant to Section 12) (the "Restrictive Period") no Member (or its Affiliates) or former Member (or its Affiliates) will directly or indirectly within a 5-mile radius of: (1) the Company's Bloomingdale facility, (2) existing BSC Land facilities, (3) the Healthtrack facility in Glen Ellyn, Illinois, and (4) LIFE TIME Fitness facilities, located at Algonquin, IL
- intersection of Algonquin and Randall, Burr Ridge, IL - intersection of Interstate 55 and County Line Road, Cantera/Warrenville, IL - intersection of Diehl and Winfield, Orland Park, IL - intersection of LaGrange and 163'd St., and Schaumburg, IL - intersection of Higgins and National:

                  7.6.1 own, manage, operate, join, control or participate in the ownership, management, operation or control of any business entity engaged in the business of providing sports fitness or related services; or

                  7.6.2 be connected in any way as an officer, member, employee, partner, manager, consultant or otherwise with any business entity engaged in the business of providing sports fitness or related services;

Notwithstanding anything in this Section 7.6 to the contrary,

                  7.6.3 this restrictive covenant will not apply to Central DuPage Health-owned rehabilitation facilities nor to the existing Sports Med Fitness facility located in a physician's office in Carol Stream, IL, nor to the BSC Land Hickory Ridge, Lisle Telecordia Conference Center facilities. Further, this non-compete shall not prohibit LIFE TIME FITNESS' proposed facility for Cantera in Warrenville, Illinois or any LIFE TIME FITNESS' facility located south of I-88, as long as LIFE TIME shall have commenced construction on either the Cantera or the South of I-88 facilities by September 1, 2002. Nothing herein shall be construed to restrict any Party from establishing a fitness facility which competes with another facility owned by it;

                  7.6.4 on the basis of LIFE TIME's expressed intention to develop a fitness club in the Cantera area of Warrenville, LIFE TIME agrees to consider offering an ownership interest to CD Health and BSC Land not to exceed 5% each in this facility;

                  7.6.5 as an alternative to such potential ownership interest expressed in 7.6.4 above, BSC Land and CD Health agree to forego any minority ownership interest in the LIFE TIME FITNESS club developed South of 1-88 in the event that the facility is built south of Ogden Avenue;

                  7.6.6 in recognition of CD Health's (or its Affiliate's) decision to build medical office which include a rehab program at Cantera, LIFE TIME agrees that it shall neither develop nor lease rehab space within its Cantera facility. This non-compete shall not apply to the development of a LIFE TIME FITNESS facility constructed south of Ogden Avenue;

         7.7 Use of Proprietary Property. LIFE TIME hereby grants the Company a limited license for the life of this Agreement to use LIFE TIME's Operating Platform, servicemarks, trademarks and marketing materials for operation of the Facility at the Property.

         7.8 Remedies. The Members agree that a Member's skills and abilities, and the Confidential Information, are unique and irreplaceable. They also agree that the loss of a Member's services, or the use of a Member's services or of the Confidential Information by a competitor would cause irreparable harm to the Company. Further, any breach or threatened breach by a Member of any provision of this Agreement cannot be remedied solely by the recovery of money damages. Therefore, in the event of a breach or threatened breach by a Member of any of the provisions of this Agreement, the Company will be entitled to injunctive relief restraining such Member and any person or entity participating in such breach or threatened breach. Nothing herein will be construed as prohibiting the Company from pursuing any other remedies available at law or in equity for such breach or threatened breach, including the recovery of damages. If at the time of enforcement of any provision of this Agreement, it is finally determined by a court of competent jurisdiction that the period, scope or geographical area of the restrictions set forth in this Agreement are unreasonable under the circumstances then existing, the Members agree that the period, scope or geographical area that is reasonable under such circumstances will be substituted for the stated period, scope or geographical area.

                                    SECTION 8
                                BOOKS AND RECORDS

         8.1 Books and Records. The Company will keep adequate books and records at its principal place of business, setting forth a true and accurate account of all business transactions arising out of and in connection with the activities of the Company. Any Member or its designated representative will have the right, at any reasonable time, to have access to and inspect and copy the contents of such books or records. The Company shall provide on line access to the extent practicable to all financial information for the Members and shall otherwise make all such data accessible to Members.

         8.2 Financial Statements and Other Information. The Managers will deliver to each Member within thirty (30) days after the end of each month, unaudited statements of operations of the Company for such month and for the year to date, and balance sheets of the Company as of the end of such month, all prepared from the books of account and records of the Company in accordance with generally accepted accounting principles in a manner consistently applied.

         8.3 Tax Information. Necessary tax information for the Company will be delivered to each Member after the end of each fiscal year of the Company. Every effort will be made to furnish such information by March 31 of the year following the close of the fiscal year. The Company will deliver to each Member not later than April 25, June 25, September 25, and January 25 of each year of the Company, such tax information as is necessary for each Member to estimate its quarterly tax liability.

                                    SECTION 9
                              AMENDMENTS; MEETINGS

         9.1 Amendments.

                  9.1.1 Amendments to this Agreement or the Articles may be proposed by the Managers or by Members who own thirty three percent (33%) or more of the Company's outstanding Units. Following such proposal, the Managers will submit to the Members a verbatim statement of any proposed amendment, provided that counsel for the Company will have approved of the same in writing as to form, and the Managers will include in any such submission a recommendation as to the proposed amendment. The Managers will seek the written vote of the Members on the proposed amendment or will call a meeting to vote thereon and to transact any other business that it may deem appropriate. For purposes of obtaining a written vote, the Managers may require a response within a reasonable specified time, but not less than fifteen (15) days, and failure to respond in such time period will constitute a vote which is consistent with the Managers' recommendation with respect to the proposal. A proposed amendment will be adopted and be effective as an amendment hereto if it receives the affirmative vote of the holders of at least sixty six (66.00%) of the Company's outstanding Units.

                  9.1.2 Notwithstanding Section 9.1.1 hereof, neither this Agreement nor the Articles will be amended without the consent of each Member or Manager adversely affected if such amendment would (i) modify the limited liability of a Member, (ii) alter the interest of a Member in Profits, Losses, or items thereof, or any Company distributions, (iii) alter or amend the rights of holders of Units as set forth in Section 6, (iv) cause the removal of the Managers or the dilution of their authority for any reason other than as set forth in Section 11.2; (v) reduce the Managers' expense reimbursement; or (vi) impose increased obligations upon such Member or Manager.

         9.2 Meetings of the Members.

                  9.2.1 Meetings of the Members may be called by a Manager and will be called upon the written request of Members holding thirty three percent (33%) or more of the Members' Units. The request will state the nature of the business to be transacted. Notice of any such meeting will be given to all Members not less than seven (7) days nor more than thirty (30) days prior to the date of such meeting. Members may vote in person or by proxy at such meeting.

                                   SECTION 10
                              TRANSFERS BY MEMBERS

         10.1 Transfer of Interest by Members. Except as provided in this
Section 10, no Member will Transfer all or any part of its Units (including any beneficial interest therein), without the prior written consent of Members (other than the transferring Member) owning at least sixty six percent (66%) of the remaining outstanding Units of the Company, and any attempt to do so without such consent and approval will be null and void. Notwithstanding anything in this Section 10 to the contrary, the merger or other combination in which the Member is the surviving entity following such merger or other combination will not be considered a Transfer of a Member's Units as described in this Section 10; provided, however, that any such transferee of Units will be subject to the restrictions set forth in Section 10.5 below. A Member may Transfer all or any part of its Units (including any beneficial interest therein) without the other Members' consent if (i) such Transfer is with or to an Affiliate, and (ii) such Transfer does not in any way affect any contract, covenant, representation, warranty or other agreement to which the Company or a non-transferring Member is a party.

         10.2 Dissolution, Insolvency or Bankruptcy of a Member. In the event of the dissolution, insolvency or bankruptcy (if the petition for bankruptcy is not dismissed within ninety (90) days of filing) of a Member (such dissolution, insolvency or bankruptcy being hereafter referred to as a "Triggering Event"), the Company will purchase from such Member, and such Member will sell to the Company, all of such Member's Units. The Units' purchase price will be the Units' fair market value less set-off for expenses directly related to such legal action as may be necessary to protect the Company's interests as a result of the Triggering Event. Fair market value will be determined by good faith negotiation and agreement between the Members owning eighty percent (80%) of the Company's Units (other than the Units of the affected Member) and the affected Member (or representative), taking into account the fair market value of the Company's assets (including goodwill) and/or a market multiple of the Company's Net Cash Flow or Profits and Losses. If no agreement can be reached within ninety (90) days following the Triggering Event, then fair market value will be determined by appraisal. Such appraisal will be performed by a "big six" accounting firm mutually agreed upon between the Managers and the affected Member (or representative). The costs of said appraisal will be equally divided between the Company and the affected Member (or the Member's estate), as the case may be. The purchase price will be paid in a lump sum at closing.

                  10.2.1 The following events will also be considered Triggering Events as to LifeTime for purposes of this Section 10.2:

                           10.2.1.1 the resignation or termination of Bahram
Akradi as Chief Executive Officer of LIFE TIME;

                           10.2.1.2 any executive management of LIFE TIME is
convicted of a felony for fraud or other objectionable act;

                           10.2.1.3 there is negligent management or willful
misconduct of by LIFE TIME under the Management Agreement described in Section
6.1.6 of this Agreement and such mismanagement or misconduct is not cured as provided in such Management Agreement.

                           10.2.1.4 In the unlikely event that CD Health is
required to terminate its ownership participation for regulatory reasons, the Parties agree that CD Health shall have the right to lease space at reasonable rates for the purpose of providing rehabilitation services in the facility.

         10.3 Allocation of Purchased Units. The Units acquired pursuant to this
Section 10 will be allocated proportionately among the existing Members, maintaining the then-current ratio of ownership as between them.

         10.4 Right of First Refusal.

                  10.4.1 In the event either BSC Land or CD Health decides to exit the Company, the other shall have the exclusive right to buy the exiting party's ownership share at a mutually agreeable price arrived at after good faith negotiation. If the parties cannot agree, the fair market value of the offered interest will be determined in the manner described in Section 10.2 of this Agreement. If neither party agrees to buy out the other, then LIFE TIME FITNESS shall have the right to buy out the exiting partner at fair market value for a period of sixty (60) days following written notice of termination of negotiations between BSC Land and CD Health. If LIFE TIME shall not exercise its purchase right, the exiting party shall be free to seek a third party purchaser.

                  10.4.2 In the event LIFE TIME elects to exit the Company, BSC Land and CD Health shall each have the right to purchase one half (1/2) of LIFE TIME's interest at fair market value for a period of sixty (60) days following LIFE TIME's written notice of its intention to leaves the Company. The fair market value of the offered interest will be determined in a manner described in
Section 10.2 of this Agreement. In the event either BSC Land or CD Health elects not to purchase one-half (1/2) of LIFE TIME's interest, then the other of them may purchase the entire LIFE TIME ownership interest. If neither BSC Land nor CD Health shall exercise its purchase right, LIFE TIME shall be free to seek a third party purchaser.

         10.5 Effect of Transfer of Interests. No Transfer of Units will be effective unless and until the Company has been furnished with sufficient information to enable counsel to the Company to determine that the proposed Transfer (i) does not violate any applicable federal or state securities laws or other applicable laws or regulations, (ii) will not affect the continuity of the Company for purposes of Section 708 of the Code and (iii) would not result in the Company being taxed as a corporation for federal income tax purposes. Any transferee of a Units pursuant to this Section 10 will be an assignee in accordance with Section 10.6 hereof unless and until such person has (a) furnished the information described in this Section 10.5, (b) paid to the Company the estimated costs and expenses (including attorney's fees and filing costs) incurred in effecting the Transfer and (c) has agreed to be bound by the terms and conditions of this Agreement (in writing).

         10.6 Rights of Assignees; Admission to Company. An assignee of Units who has not become a substituted or additional Member will be subject to and bound by the provisions of this Agreement, but will only have the right to receive the distributions and allocations of the Company to which the assigning Member would be entitled and to make a further assignment of the Units, which assignment will be subject to all the terms of this Section 10. An assignment of a Units will not dissolve the Company or entitle the assignee to become or exercise any rights or powers of a Member. Upon admission to the Company, an assignee will assume Member status, the Units and the capital account that was held by the assigning Member.

                                   SECTION 11
                                  THE MANAGERS

         11.1 Covenant Not to Withdraw, Transfer, or Dissolve. Except as otherwise permitted by this Agreement, the Managers will not to (a) exercise any power under the Act to dissolve the Company or (b) transfer all or any portion of their interests in the Company as Managers.

         11.2 Termination of Status as a Manager.

                  11.2.1 A Manager will cease to be a Manager upon the first to occur of (1) the election of a replacement manager by the Member or its successor that first elected the Manager, (2) the death, permanent disability, or mental incompetence of the Manager, (3) the Manager being adjudged bankrupt, entering into proceedings for reorganization or into an assignment for the benefit of creditors, having a receiver appointed to administer its assets or its interest in the Company, being the subject of a voluntary of involuntary petition for bankruptcy (which involuntary petition is not dismissed within ninety (90) days), applying to any court for protection from its creditors, dissolving and liquidating, or having such interest seized by a judgment creditor, (4) the vote of a majority of the Members (excluding the removed Manager) to approve a request by such Manager to retire, and (5) the vote of Members owning eighty percent (80%) or more of the Company's outstanding Units (excluding the removed Manager) to remove such Manager after such Manager has,
(a) committed willful misfeasance, commission of a felony or gross negligence, or (b) committed any other act or suffered any other condition that would justify a decree of dissolution of the Company under the laws of the State of Illinois.

                  11.2.2 If all Managers cease to be the Managers pursuant to this Section 11 or the Managers fail to carry on the business of the Company, the Company will be dissolved, terminated, and liquidated pursuant to the provisions of Section 12 unless, within ninety (90) days after such event, all of the remaining Members agree in writing to continue the business of the Company and to the appointment of one or more new Managers. Should a new Manager be appointed, the Manager will have all powers, duties and obligations of the withdrawing Manager. The withdrawing Manager (or its personal representative) will not take any part in the management or operation of the Company's business.

                  11.2.3 New Managers (whether an additional Manager or substituted Manager pursuant to an assignment of a Company Interest or otherwise) may be admitted to the Company only upon the consent of the Managers, which consent may be granted or withheld in the discretion of such Managers.

                                   SECTION 12
                           DISSOLUTION AND WINDING UP

         12.1 Liquidating Events. The Company will dissolve and commence winding up and liquidating upon the first to occur of any of the following ("Liquidating Events"):

                  12.1.1 December 1, 2039;

                  12.1.2 The sale of substantially all of the Company Property;

                  12.1.3 The vote by Members holding at least eighty percent (80%) of the Members' Units to dissolve, wind up, and liquidate the Company;

                  12.1.4 The happening of any other event that makes it unlawful, impossible, or impractical to carry on the business of the Company; or

                  12.1.5 The withdrawal of a Member from the Company.

The Members hereby agree that, notwithstanding any provision of the Act, the Company will not dissolve prior to the occurrence of a Liquidating Event. Furthermore, if an event specified in Section 11.1 hereof occurs, the Members may, within ninety (90) days of the date such event occurs, by a vote of all the Members, appoint a new Manager (if necessary) and continue the Company business, in which case the Company will not dissolve, so long as there are at least two Members of the Company. If it is determined, by a court of competent jurisdiction, that the Company has dissolved (i) prior to the occurrence of a Liquidating Event, or (ii) upon the occurrence of an event specified in Section
12.1 hereof, following which the Members elect a successor Manager (if necessary) pursuant to the previous sentence, the Members hereby agree to continue the business of the Company without a winding up or liquidation.

         12.2 Winding Up. Upon the occurrence of a Liquidating Event, the Company will continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Members. No Member will take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Company's business and affairs. The Managers (or, in the event there is no Manager, any Person elected by all the Members) will be responsible for overseeing the winding up and liquidation of the Company and will take full account of the Company's liabilities and Company Property. The Company Property will be liquidated as promptly as is consistent with obtaining the fair value thereof, and the liquidation proceeds, to the extent sufficient, will be applied and distributed in the following order:

                  12.2.1 First, to the payment and discharge of all of the Company's debts and liabilities to creditors other than the Members;

                  12.2.2 Second, to the payment and discharge of all of the Company's debts and liabilities to the Managers other than for loans pursuant to
Section 6.7;

                  12.2.3 Third, pro rata to the payment and discharge of loans made by a Members pursuant to Section 6.7;

                  12.2.4 Fourth, to BSC Land and CD Health any guaranteed minimum monthly cash payments owing to such Members in accordance with Section 5 hereof.

                  12.2.5 The balance, if any, to the Member's in proportion to their Capital Accounts.

         12.3 Compliance With Timing Requirements of Regulations. If any Member has a deficit balance in its Capital Account (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which such liquidation occurs), such Member will have no obligation to make any contribution to the capital of the Company with respect to such deficit, and such deficit will not be considered a debt owed to the Company or to any other Person for any purpose whatsoever.

In the discretion of the Managers, a pro rata portion of the distributions that would otherwise be made to the Managers and the Members pursuant to this Section 12 may be:

                  12.3.1 distributed to a trust established for the benefit of the Members for the purposes of liquidating Company assets, collecting amounts owed to the Company, and paying any contingent or unforeseen liabilities or obligations of the Company or of the Managers arising out of or in connection with the Company's business. The assets of any such trust will be distributed to the Members from time to time, in the reasonable discretion of the Managers, in the same proportions as the amount distributed to such trust by the Company would otherwise have been distributed to the Members pursuant to this Agreement; or

                  12.3.2 withheld to provide a reasonable reserve for Company liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Company, provided that such withheld amounts will be distributed to the Members as soon as practicable.

         12.4 Rights of Members. Except as otherwise provided in this Agreement,
(a) each Member will look solely to the assets of the Company for the return of its Capital Contribution and will have no right or power to demand or receive property other than cash from the Company, and (b) no Member will have priority over any other Member as to the return of its Capital Contributions, distributions, or allocations.

         12.5 Notice of Dissolution. In the event a Liquidating Event occurs or an event occurs that would result in a dissolution of the Company, the Managers will, within thirty (30) days thereafter, (1) provide written notice thereof to each of the Members and to all other Parties with whom the Company regularly conducts business, and (2) will publish notice thereof in a newspaper of general circulation in each place in which the Company regularly conducts business.

                                   SECTION 13
                                  MISCELLANEOUS

         13.1 Notices. Any notice, payment, demand, or communication required or permitted to be given by any provision of this Agreement will be in writing and will be delivered personally to the Person or to an officer of the Person to whom the same is directed, or sent by registered or certified mail to the addresses set forth on the signature page of this Agreement, or to such other address as such Person may from time to time specify by notice to the Company and the Members.

Any such notice will be deemed to be delivered, given, and received for all purposes as of the date so delivered, if delivered personally, or as of the sixth (6th) day following the date on which the same was deposited in a regularly maintained receptacle for the deposit of United States mail, if sent by registered or certified mail, postage and charges prepaid.

Copies of all such notices to CD Health are to be sent to Joseph C. Fenech, Esq., Fenech & Pachulski, P.C., One Lincoln Centre, Suite 840, Oakbrook Terrace, Illinois 60181.

Copies of all such notices to BSC Land are to be sent to:

                           Christopher R. Manning
                           Burke, Warner, MacKay & Serritella, P.C.
                           22nd Floor, IBM Plaza
                           330 North Wabash Avenue
                           Chicago, IL 60611-3607.

Copies of all such notices to LifeTime are to be sent to:

                           Shawn P. Nugent
                           Executive Vice President
                           CFO
                           6442 City West Parkway
                           Suite 375
                           Eden Prairie, MN 55344

         13.2 Binding Effect. Except as otherwise provided in this Agreement, every covenant, term, and provision of this Agreement will be binding upon and inure to the benefit of the Members and their respective heirs, legatees, legal representatives, successors, transferees, and assigns.

         13.3 Construction. Every covenant, term, and provision of this Agreement will be construed simply according to its fair meaning and not strictly for or against any Member.

         13.4 Time. Time is of the essence with respect to this Agreement.

         13.5 Headings. Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof.

         13.6 Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity will not affect the validity or legality of the remainder of this Agreement.

         13.7 Further Action. Each Member agrees to perform all further acts and execute, acknowledge, and deliver any documents that may be reasonably necessary, appropriate, or desirable to carry out the provisions of this Agreement.

         13.8 Variation of Pronouns. All pronouns and any variations thereof will be deemed to refer to masculine, feminine, or neuter, singular or plural, as the identity of the Person or Persons may require.

         13.9 Governing Law. The laws of the State of Illinois will govern this Agreement and all disputes arising out of this Agreements shall be resolved in the courts of the State of Illinois.

         13.10 Community Benefit. The Parties acknowledge CD Health's status as a tax-exempt entity organized to promote the health of a broad cross section of the community it serves. The Parties agree that, notwithstanding anything contained in this Agreement to the contrary, CD Health shall have the right, exercised at its reasonable discretion, to require that the other Members take such action (other than with respect to the setting of membership fees) to ensure that the facilities owned and operated by the Company are operated in a manner offering services for the benefit of a broad segment of the community served by the Company, including, but not limited to, initiating programs relating to fitness and health needs and implementing policies in furtherance of the health needs of the community CD Health serves and its charitable purposes. With respect to any programs of a charitable nature, including health care services and community education, the costs for same shall be borne by CD Health as part of its mission to the community. The Parties further agree that, with respect to the setting of membership fees, one of the factors to be considered by the Manager, or, to the extent required by this Agreement, the Members, shall be ensuring the availability of the facilities owned and operated by the Company to a broad segment of the community served by the Company.

         13.11 Waiver of Action for Partition. The Members irrevocably waive any right that they may have to maintain any action for partition with respect to any of the Company Property.

         13.12 Counterpart Execution. This Agreement may be executed in any number of counterparts with the same effect as if all of the Members had signed the same document. All counterparts will be construed together and will constitute one agreement.

         13.13 Assignment. Any Party may assign its rights and the performance of its obligations hereunder to any of its Affiliates upon notice to the other Parties.

         13.14 Entire Agreement. This Agreement supersedes all prior agreements (including specifically, but not limited to the Letter of Intent dated on or about May 17, 1999) with respect to the subject matter hereof.

         IN WITNESS WHEREOF, the Parties have entered into this Operating Agreement as of the day and year first above set forth.

                                                        UNITS                             PERCENTAGE
                                                        -----                             ----------
MEMBERS:

LIFE TIME FITNESS, INC., a Minnesota                   400,000                              33 1/3%
corporation doing business as LIFE TIME
Fitness of Illinois, Inc.

By:____________________________________
Its:___________________________________

BLOOMINGDALE SPORTS CENTER LAND COMPANY                400,000                              33 1/3%

By:____________________________________
Its:___________________________________

CENTRAL DUPAGE HEALTH                                  400,000                              33 1/3%

By:____________________________________
Its:___________________________________
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                                       33
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                                                                       EXHIBIT A

                              MANAGEMENT AGREEMENT
                                       OF
          LIFE TIME, BSC LAND, CENTRAL DUPAGE HEALTH FITNESS CENTER --
                              BLOOMINGDALE, L.L.C.


         THIS MANAGEMENT AGREEMENT ("Agreement") is made and entered into with effect as of the 1st day of December, 1999, by and between LIFE TIME FITNESS, Inc., Bloomingdale Sport Center Land Company, an Illinois Corporation ("BSC
Land"), Central DuPage Health Fitness Center -- Bloomingdale, L.L.C., an
Illinois limited liability company (the "Company") and LIFE TIME FITNESS, Inc., a Minnesota corporation doing business in Illinois as LIFE TIME FITNESS, Inc. of Illinois (the "Manager"). The Company and the Manager are sometimes referred to hereafter collectively as the "Parties" and singularly as a "Party."


                                    Recitals


         The Company was formed on 12/1, 1999, to develop, own and operate facilities that offer sports and fitness activities, along with all ancillary purposes thereto. Pursuant to Section 6.1.6 of the Operating Agreement Of LIFE
TIME, BSC Land, DuPage Health Service Fitness Center-Bloomingdale, L.L.C., the
Company is directed to contract with LIFE TIME to render management, administrative and related services for the Company's Bloomingdale facility (the
"Property"). The Company wishes to retain the services of the Manager to manage the Property and the Manager wishes to manage the Property.


         These recitals are incorporated as a material part of this Agreement.


         NOW, THEREFORE, in exchange for the promises and covenants set forth herein and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Company and the Manager agree as follows:


1A.      Intent to Use LTF Operating Platform.  It is the intent of the Parties that:


         (a) The Manager shall operate the Property as a "LIFE TIME FITNESS
Club" using the LIFE TIME FITNESS Operating Platform. For purposes of this
Agreement, "LIFE TIME FITNESS Operating Platform" means the standard operating procedures, protocols and customary practices found in LIFE TIME FITNESS clubs in the United States; and


         (b) All employees of the Property shall be Manager's employees; and


         (c) Management and day-to-day operations shall be in the control of Manager, subject to the terms of this Agreement and overall supervision by the Management Committee; and


         (d) Manager may offer reciprocity with other LIFE TIME FITNESS clubs;
and


         (e) For so long as adequate tenant space remains at the Property for rehabilitation services to be provided by Central DuPage Health, Manager may lease out portions of the

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Property for restaurant and day spa/hair salon purposes, provided that none of such uses exceed 2,500 r.s.f.; and


         (f) Manager may change the logo and signage of the Property without the consent of the Management Committee for so long as the signage provisions of the Company's Operating Agreement are observed; and


         (g) Manager shall initiate all press releases on behalf of the Property.


1B. Acceptance of Engagement. The Manager hereby accepts the engagement to perform the management, administrative and related services for the Property as described herein including, but not limited to sales, marketing, fitness services, maintenance, repair and replacement, administration and operation, preparation of budgets, personnel matters, and such other duties as are set forth in this Agreement or as the Company and Manager agree to in writing from time to time. It is the intention of the Parties that Manager shall provide a "turnkey" operation and be generally responsible for running the Property and facility.


2. Manager's Pre-Opening Duties. From the effective date of this Agreement until the date when, as publicly announced by the Company, the Property shall be formally opened to the public (the "Opening Date"), the Manager shall perform the following services:


         (a) The Manager shall prepare and submit to the Management Committee of the Owner (the "Management Committee") for approval, a budget for designing, furnishing and equipping the Property (the "Budget"). The
         Manager shall work with all design and construction contractors in designing, furnishing, and equipping the Property and its facilities to the end that the Property is built in accordance with its design criteria, on time, and within the Budget. The Manager shall make available to the Management Committee all information which the Manager has or develops with respect to the costs of designing, constructing, furnishing and equipping the Property. The Manager shall conform to the Budget, and shall make contracts and purchases at the best prices available to the Manager. Purchases by the Manager may be either in its name or in the name of the Company, but, in the event of any purchase in the name of the Manager, the title of such purchase shall immediately be transferred to the Company, whereupon the Company shall pay the actual net purchase price for such equipment, furnishings, and personal property. Any material changes to the cost of developing the Property in accordance with the Budget must be submitted to and approved in writing by the Management Committee prior to the implementation of any such charges.


         (b) The Manager shall prepare and submit to the Management Committee for the Management Committee's approval, and thereafter put into effect as soon as possible, a plan for the organization of the business operations and programs of the Property (the "Plan").


         (c) Prior to the Opening Date the Manager shall hire and train such number of personnel as shall be, in the opinion of the Manager, adequate to furnish the services necessary to implement the Plan and to operate the Property effectively.




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         (d) The Parties shall keep proprietary information with respect to construction plans and specifications and the management plan confidential.


3. Manager's Duties During Operating Period. During the period commencing with the Opening Date and continuing thereafter on an annual basis during the term of this Agreement (each such annual period being referred to as an "Operating
Period"), the Manager shall use its best efforts in the management and operation of the business and services for the Property. In pursuance of the foregoing, the Manager shall perform the following services, so that the Property and its services will be operated and maintained so as to both maximize profits and ensure that the Property shall remain a first class fitness center.


         (a) Submit at least two months before the beginning of each Operating
         Period an estimated profit and loss statement for the ensuing Operating
         Period, a schedule of projected membership fees (which schedule shall be subject to the Management Committee's approval) and budget estimates in detail for repairs, maintenance, replacements, operating reserves, capital reserves and capital expenditures for such ensuing year
         (collectively the "Annual Plan"). The Annual Plan shall be submitted to the Management Committee which shall have the right to propose any change thereto it deems appropriate. The Management Committee shall inform the Manager of any such proposed change before the commencement of the period covered by such Annual Plan and the Management Committee and the Manager shall each, in good faith, endeavor to reconcile any differences prior to the beginning of the next Operating Period. The
         Manager shall comply with the Annual Plan, as the same may be jointly modified, and shall not deviate substantially therefrom as to any item, incur additional expense greater than $20,000.00 (other than marketing expenses which may be increased but by no more than twenty-five percent
         (25%) of the amount set forth in the Annual Plan), or substantially change the manner of operation of the Property, without the Management
         Committee's written consent, except in case of an emergency or where failure to take a particular action would expose the Company to imminent danger of criminal liability other than the payment of fines.


         (b) The Manager shall hire, promote, discharge, and supervise the work of all fitness and service employees performing services in or about the Property. All of such employees shall be solely the employees of, and on the payroll of Manager and no entity having any ownership interest in the Company other than the Manager shall be responsible for any act or omission on the part of such employees or exercise any authority over any such employees. Each of Manager, CDHealth and BSC
         Land (collectively the "Parties"), for itself and its affiliates, consents and agrees that they will notify all current and future employees that they are free to obtain employment with any of the other
         Parties provided they have first been approved for such employment
         ("Approved Employee") by the Management Committee of the Company. In addition, each of the Parties, for itself and its affiliates, covenants and agrees that it will not hire any person who is or was an employee of the other Parties, other than Approved Employees, while such individual is in the employment of the Manager, CDHealth or BSC Land, or within a period of twelve (12) months after such person leaves the employ of the Manager, CDHealth or BSC Land, except by the mutual consent of the Parties. The

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         Manager, on behalf of the Company, shall procure and maintain adequate and required insurance to cover the Property and its employees.


         (c) Central DuPage Health ("CDHealth"), an affiliate of DuPage Health
         Services, Inc. shall administer and manage all rehabilitation services at the Property. Manager shall cooperate with CDHealth in this regard as may be necessary.


         (d) Arrange that the Company's expense, for compliance with all statutes, ordinances, laws, rules, regulations, orders and determinations affecting or issued in connection with the Property by any governmental authority having jurisdiction thereof. With the Management Committee's prior consent, the manager may, at the Company's expense, protest or litigate to final decision in any appropriate court or form any violation, order, rule or regulation affecting the Property.


4. Fees. The Company will not pay a management fee to Manager. The Company will pay Manager an overhead cost recovery charge not to exceed nine percent (9%) of net revenues and equal to the lowest rate charged to any LIFE TIME FITNESS facility; it being acknowledged and agreed that Manager will use its best efforts to minimize general and administrative overhead expenses and will not treat such expenses as a profit center. Upon request by any member of the Company, Manager will provide detailed information about the costs included in the overhead calculation and will make that information available for audit. For purposes of this Agreement, all activities of Manager's Personnel and all of Manager's corporate resources utilized in development of the project contemplated under the Parties' Agreement (but for services which may be covered in a separate construction contract) are included in the overhead cost recovery charge it being acknowledged that any services that LIFE TIME is providing to other fitness clubs which it owns and operates are included in the overhead of such clubs shall also be included in the overhead of the Property.


5. LIFE TIME Products. LIFE TIME will provide its goods, merchandise, programs and services to the Company at the lesser of: (a) the acquisition cost of such goods and merchandise; or (b) the most favorable terms as it provides them to other LIFE TIME FITNESS facilities.


6. Expenses. The Company shall reimburse the Manager for any and all reasonable extraordinary out-of-pocket expenses incurred by the Manager and not covered by the overhead cost recovery charge in performing its management duties and obligations under this Agreement. The Manager shall invoice the Company for such extraordinary expenses and the Company shall pay such invoices within fifteen
(15) days thereafter. Such expenses shall not exceed $5,000.00 without the prior consent of the Company.


7. Term. This Agreement shall begin on December 1, 1999 and shall continue unless terminated under the provisions of paragraph 8 or 11 hereunder, but not to exceed the legal term of the Company.


8. Termination Under Certain Circumstances. This Agreement may be terminated by majority vote of the Management Committee if


         (a) Bahram Akradi terminates his position as Chief Executive Officer of
         LIFE TIME FITNESS; or




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         (b) LIFE TIME FITNESS is placed in bankruptcy; or


         (c) Any member of the executive management of LIFE TIME FITNESS is convicted of felonies for fraud or other objectionable acts; or


         (d) There is negligent management or willful misconduct in the operating of the Property and facility which is not cured within sixty
         (60) days' written notice by one of the owners and confirmed by two-thirds of the owners.


9. Termination: Transfer of LIFE TIME's Interest. If LIFE TIME's interest in the
Company is transferred under Section 10.2 of the Operating Agreement Of LIFE
TIME, BSC Land, DuPage Health Service Fitness Center--Bloomingdale, L.L.C.
("Operating Agreement"), this Management Agreement will be terminated. This provision does not apply to a transfer by LIFE TIME of its interest to any affiliate or merger partner.


10. Assignment. Neither Party may assign this Agreement nor any interest herein, without the other Party's written consent. Otherwise, this Agreement shall be binding upon and shall inure to the benefit of the Parties successors and permitted assigns.


11. Default. The following events shall constitute a Party's default under this
Agreement:


         (a) The Manager becomes insolvent, or makes any transfer or assignment for the benefit of its creditors.


         (b) The Manager files any petition under any section or chapter of the federal bankruptcy act or any under similar law or statute of the United States or any state thereof, or if Manager is adjudged bankrupt or insolvent in proceedings filed against the Manager thereunder.


         (c) A receiver or trustee is appointed for the Manager or for all or substantially all of Manager's assets, and such appointment is not vacated or set aside within sixty (60) days.


If either Party defaults under the terms of this Agreement, the other Party shall have the right to terminate this Agreement upon the date of such default
(following any periods to cure the default). The non-defaulting Party shall have such remedies, both at law and in equity, as may be allowed by Illinois law.


12. Operating Account. Manager shall establish a separate account known as the "Bloomingdale Fitness Operating Account" ("Operating Account") separate and apart from Manager's corporate accounts, for the deposit of receipts collected as described herein, in a bank or other institution whose deposits are insured by the federal government. Funds in the Operating Account remain the property of the Company subject to disbursement of expenses by Manager as described herein and as directed by the Company in writing. Manager shall also provide for separate financial reporting for the facility and such data transfer capabilities (including via internet) or overnight mail to the other Parties as is practicable.




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13. Fidelity Bond. Manager shall cause all personnel who handle or are responsible for the safekeeping of any monies of Company to be covered by a fidelity bond in the amount equal to two hundred thousand dollars ($200,000.00).


14. Save Harmless. Company shall indemnify, defend, and save Manager harmless from all loss, damage, cost, expense (including attorneys' fees), liability, or claims for personal injury or property damage incurred or occurring in, on, or about the Property.


15. Liability Insurance. Company shall obtain and keep in force adequate insurance, and name each Member as an Additional Insured as required by the Operating Agreement against physical damage and against liability for loss, damage, or injury to property or persons which might arise out of the occupancy, management, operation, or maintenance of the Property. Manager shall be covered as an additional insured on all liability insurance maintained with respect to the Property. Company agrees to furnish Manager with certificates evidencing such insurance within five (5) business days of a written request by the Manager. At the written direction of the Company, Manager may purchase said policies or pay the premiums with funds from the Operating Account. The policies shall provide that notice of default or cancellation shall be sent to Manager as well as Company.


16. Notices. Any notice, payment, demand or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be delivered personally to the Party to whom the same is directed, or sent by registered or certified mail to:


        If to the Company:      ____________________________________
                                ____________________________________
                                ____________________________________
                                ____________________________________

        If to the Manager:      ____________________________________
                                ____________________________________
                                ____________________________________
                                ____________________________________


or to such other address as such Party may from time to time specify by notice to the other Party.


Any such notice shall be deemed to be delivered, given and received for all purposes as of the date so delivered if delivered personally, or as of the sixth
(6th) day following the date on which the same was deposited in a regularly maintained receptacle for the deposit of United States mail, if sent by registered or certified mail, postage and charges prepaid.


Copies of all such notices shall be sent to Joseph C. Fenech, Esq., Fenech &
Pachulski, P.C. One Lincoln Centre, Suite 840, Oakbrook Terrace, Illinois 60181.


17. Governing Law; Severability. This Agreement shall be governed by the laws of Illinois, without regard to the conflicts of laws thereof. All actions must be brought in state or federal courts located in DuPage County or the Northern
District of Illinois. If any provision of this Agreement shall be held to be invalid or unenforceable, the validity and enforceability of the remaining provisions of this Agreement shall not be affected thereby.




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18. Entire Agreement. This Agreement contains the entire agreement between the
Parties with respect to the subject matter hereof, and no agreement shall be effective to change, modify or terminate this Agreement unless such agreement is in writing and duly signed by the Parties.




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         IN WITNESS WHEREOF, the Company and the Manager have signed this
Agreement on the date first above written.


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
THE MANAGER:                                    THE COMPANY:

LIFE TIME FITNESS, Inc.                         LIFE TIME, BSC Land, Central DuPage Health
a Minnesota Corporation                         Fitness Center--Bloomingdale, L.L.C., an
doing business in Illinois as                   Illinois limited liability company
LIFE TIME FITNESS of Illinois


By:                                             By:
    ---------------------------------               -----------------------------------
Its:                                            Its:
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